Exhibit 99.2

Corbus Pharmaceuticals Announces Pricing of Public Offering of Common Stock

Norwood, MA, February 7, 2020 – Corbus Pharmaceuticals Holdings, Inc. (Nasdaq: CRBP) (“Corbus” or the “Company”), a clinical-stage drug development company pioneering transformative medicines that target the endocannabinoid system, today announced the pricing of an underwritten public offering of 6,666,667 shares of its common stock at a public offering price of $6.00 per share, for a total public offering size of approximately $40 million, before deducting underwriting discounts and estimated offering expenses. In addition, Corbus has granted the underwriters a 30-day option to purchase up to an additional 1,000,000 shares of its common stock on the same terms and conditions. All of the shares in the offering are being sold by Corbus. The offering is expected to close on or about February 11, 2020, subject to customary closing conditions.

Corbus intends to use the net proceeds of the proposed underwritten offering to fund its continued development of lenabasum, CRB-4001 and its other preclinical compounds as well as for general corporate purposes, which may include funding preclinical studies and clinical trials, manufacturing lenabasum and CRB-4001 for clinical trials and commercial launch, and acquisitions or investments in businesses, products or technologies that are complementary, and to increase its working capital and fund capital expenditures.

Jefferies and RBC Capital Markets are acting as joint book-running managers for the offering. Oppenheimer & Co. is acting as lead manager. Nomura and H.C. Wainwright & Co. are acting as co-managers for the offering.

The offering is being made pursuant to a registration statement that was filed with the U.S. Securities and Exchange Commission (the “SEC”) and became effective on January 17, 2018. The securities described above have not been qualified under any state blue sky laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. Copies of the final prospectus supplement (when available) and accompanying prospectus relating to these securities may also be obtained by sending a request to Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, New York, 10022 by telephone at (877) 821-7388, or by email at Prospectus_Department@Jefferies.com; or from RBC Capital Markets, LLC, Attention: Prospectus Department, 200 Vesey Street, 8th Floor, New York, New York 10281, or by telephone at (877) 822-4089, or by email at equityprospectus@rbccm.com.

About Corbus

Corbus Pharmaceuticals Holdings, Inc. is a Phase 3 clinical-stage pharmaceutical company focused on the development and commercialization of novel therapeutics to treat inflammatory and fibrotic diseases by leveraging its pipeline of rationally designed, endocannabinoid system-targeting drug candidates. The Company’s lead product candidate, lenabasum, is a novel, oral, selective cannabinoid receptor type 2 (CB2) agonist rationally designed to resolve chronic inflammation and fibrotic processes. Lenabasum is currently being evaluated in systemic sclerosis, cystic fibrosis, dermatomyositis, and systemic lupus erythematosus.

Corbus is also developing a pipeline of drug candidates targeting the endocannabinoid system. The pipeline includes CRB-4001, a 2nd generation, selective cannabinoid receptor type 1 (CB1) inverse agonist designed to be peripherally restricted. Potential indications for CRB-4001 include nonalcoholic steatohepatitis (NASH), among others. Corbus expects data from a CRB-4001 Phase 1 safety study in 2020.

Forward-Looking Statements

Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, statements about Corbus’ expectations regarding the completion, timing and size of its public offering and the anticipated use of proceeds therefrom. Words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “may,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements necessarily contain these identifying words. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the offering, as well as risks and uncertainties associated with Corbus’ business and finances in general, including the risks and uncertainties in the section captioned “Risk Factors” in the preliminary prospectus supplement related to the public offering that will be filed with the SEC and the Company’s most recently filed Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q. There can be no assurances that we will be able to complete the proposed offering on the anticipated terms, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Corbus undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Corbus Pharmaceuticals Contacts:

Ted Jenkins, Senior Director, Investor Relations and Corporate Communications

Phone: +1 (617) 415-7745

Email: ir@corbuspharma.com

Lindsey Smith, Associate Director, Investor Relations and Corporate Communications

Phone: +1 (617) 415-7749

Email: mediainfo@corbuspharma.com

Christina Tartaglia

Stern Investor Relations

Phone: +1 (212) 362-1200

Email: christina.tartaglia@sternir.com

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